November 15, 2012

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 25, 2012, with respect to the financial statements as of June 30, 2012 and 2011 and the related statements of operations, stockholders’ equity (deficit) and cash flows for years ended June 30, 2012 and 2011, and from inception on February 20, 2007 through June 30, 2012 to be included in the filing of the Form S-1 of Liberty Silver Corp. (an exploration stage company) dated November 15, 2012.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates